Exhibit 99.1

ALTRIA REPORTS 2021 SECOND-QUARTER AND FIRST-HALF RESULTS;
NARROWS 2021 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - July 29, 2021 - Altria Group, Inc. (Altria) (NYSE: MO) today reports its 2021 second-quarter and first-half business results and narrows its 2021 full-year adjusted diluted earnings per share (EPS) guidance.
“Altria delivered outstanding results in the second quarter, thanks to the continued strength of our tobacco businesses and the hard work of our highly talented employees,” said Billy Gifford, Altria’s Chief Executive Officer. “Our teams have continued their commitment to Moving Beyond SmokingTM by deepening their understanding of adult tobacco consumer preferences, expanding the awareness and availability of our smoke-free product portfolio, and amplifying our voice on harm reduction within the scientific and public health communities.”
“With our strong financial performance in the first half, we have raised the lower end of our full-year 2021 adjusted diluted EPS guidance range and now expect full-year adjusted diluted EPS to be in the range of $4.56 to $4.62, representing a growth rate of 4.5% to 6% from a $4.36 base in 2020. This updated guidance reflects continued confidence in our tobacco businesses, investments in smoke-free products and the expected impact of the recently announced agreement to sell our Ste. Michelle Wine Estates business.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q2 2021	Change vs. Q2 2020	First Half 2021	Change vs. First Half 2020
Net revenues	$6,936	8.9%	$12,972	1.9%
Revenues net of excise taxes	$5,614	10.9%	$10,494	3.8%

Reported tax rate	26.1%	1.7 pp	26.3%	0.9 pp
Adjusted tax rate	24.9%	0.5 pp	24.9%	0.7 pp

Reported diluted EPS[2]	$1.16	11.5%	$1.93	2.7%
Adjusted diluted EPS[2]	$1.23	12.8%	$2.30	5.5%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings per share attributable to Altria.

As previously announced, a conference call with the investment community and news media will be webcast on July 29, 2021 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders and Capital Markets Activity
Dividends
•In the second quarter, Altria paid $1.6 billion in dividends.
•Altria’s current annualized dividend rate is $3.44 per share, representing a dividend yield of 7.2% as of July 26, 2021.
•Altria maintains its long-term objective of a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of Altria’s Board of Directors (Board).
Share Repurchase Program
•In the second quarter, Altria repurchased 6.6 million shares at an average price of $49.21, for a total cost of $325 million.
•In the first half, Altria repurchased 13.5 million shares at an average price of $48.09, for a total cost of $650 million.
•As of June 30, 2021, Altria had $1.35 billion remaining under its existing $2 billion share repurchase program, which Altria expects to complete by June 30, 2022. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of Altria’s Board.
Debt Maturity
In May, Altria repaid $1.5 billion of its senior unsecured notes.

Smoke-free Products Business Platform
Heated Tobacco
•In the second quarter, PM USA expanded IQOS and Marlboro HeatSticks (i) into retail stores statewide across Georgia, Virginia, North Carolina and South Carolina and (ii) to the Northern Virginia metro market. To support the expansion, PM USA opened an IQOS boutique in the Tysons Corner Mall, a center point for the area.
•In the second quarter, Marlboro HeatSticks retail sales volume increased by nearly 40% sequentially, primarily driven by expanded distribution in retail stores.
•In the second quarter, the cigarette category retail share for Marlboro HeatSticks in stores with distribution was (i) 0.8% in Atlanta, a decrease of 0.3% sequentially, and (ii) 0.5% in Charlotte, a decrease of 0.5% sequentially. The sequential share losses were primarily driven by the reallocation of promotional and commercialization resources in these markets to Northern Virginia. With a full range of marketing tools, Marlboro HeatSticks achieved a cigarette category retail share of 1.1% in Northern Virginia stores with distribution for the last four weeks of the second quarter.
•In May 2021, in the IQOS heated tobacco system proceedings, an International Trade Commission (ITC) Administrative Law Judge (ALJ) found that the IQOS system infringes two of the plaintiff’s patents and recommended imposition of a ban on the importation of the IQOS system. In July 2021, the ITC accepted review of the ALJ’s findings and recommendations on certain issues, including issues relating to the patent infringement claims and potential remedies, including a ban on the importation of the IQOS electronic device, Marlboro HeatSticks and component parts into the United States and on the sale of any such products previously imported into the United States. The ITC’s ultimate order is subject to review by the U.S. Trade Representative and federal court. Due to this uncertainty, PM USA has delayed further expansion of IQOS and Marlboro HeatSticks.

Oral Tobacco
•In the second quarter, Helix achieved unconstrained on! manufacturing capacity for the U.S. market. Helix plans to further increase on! capacity ahead of expected demand.
•As of June 30, 2021, Helix had broadened the U.S distribution of on! to approximately 105,000 stores, representing approximately 80% of total U.S. industry oral tobacco volume and 70% of U.S. cigarette volume.
•Total U.S oral tobacco category share for on! was 2.0% in the second quarter, an increase of 0.3% sequentially.

Agreement to Sell Ste. Michelle Wine Estates
In July, Altria announced that its subsidiary, UST LLC, entered into a definitive agreement to sell its Ste. Michelle Wine Estates business to Sycamore Partners Management, L.P (Sycamore Partners) in an all-cash transaction for a purchase price of approximately $1.2 billion and the assumption of certain Ste. Michelle liabilities (Ste. Michelle Transaction).
•Altria’s net cash proceeds will be subject to customary net working capital and other adjustments at closing.
•Altria expects the Ste. Michelle Transaction to close during the second half of 2021, subject to Sycamore Partners obtaining the necessary financing and the satisfaction of customary closing conditions, including antitrust regulatory clearance.
•Altria expects to record a charge on the Ste. Michelle Transaction and related disposition items, which it does not anticipate being material to Altria, in the second half of 2021. Altria intends to treat these amounts as special items and exclude them from its adjusted diluted earnings per share. Altria does not expect to account for the results of Ste. Michelle as discontinued operations.
•Altria expects to use the net proceeds from the Ste. Michelle Transaction for additional share repurchases. Altria’s existing share repurchase authorization is limited to $2 billion; therefore, additional share repurchases in connection with the Ste. Michelle Transaction are subject to Altria’s Board approval.

Environmental, Social and Governance (ESG)
Altria’s Corporate Responsibility Focus Areas are (i) reducing the harm of tobacco products, (ii) preventing underage use, (iii) protecting the environment, (iv) driving responsibility through our value chain, (v) supporting our people and communities and (vi) engaging and leading responsibly. Altria’s corporate responsibility reports can be found on the Corporate Responsibility Reports page at www.altria.com/responsibility.
•In May, Altria filed its 2020 Consolidated EEO-1 report, which is available on www.altria.com. The EEO-1 report reflects data as of December 31, 2020 and is inclusive of all of Altria's operating and service companies. The report has not yet been approved by the Equal Employment Opportunity Commission (EEOC) and Altria expects to provide any updates on www.altria.com once the approved consolidated report becomes available. Additionally, Altria’s Supporting Our People and Communities corporate responsibility report includes further detail on Altria’s inclusion and diversity progress.
•In July, Altria released its 2020-2021 Drive Responsibility Through Our Value Chain corporate responsibility report. During the remainder of 2021, Altria intends to release two additional corporate responsibility reports that address Altria’s efforts in the areas of harm reduction, underage use prevention and the environment.
•In July, Altria released its ESG Data Tables, which provide a consolidated view of Altria’s key environmental, social and governance data. Altria expects to update these tables periodically as new data becomes available.
•In May, Altria’s Board elected Kathryn McQuade to serve as Altria’s independent Chair of the Board.

Impact of COVID-19 Pandemic
Impact on Tobacco Business Operations
•To date, Altria’s tobacco businesses have not experienced any material adverse effects associated with governmental actions to restrict consumer movement or business operations. There is continued uncertainty as to how the COVID-19 pandemic (including changes in COVID-19-related restrictions and guidelines) may impact the adult tobacco consumers (ATC) in the future.
•Altria continues to monitor the macroeconomic risks of COVID-19 and its effect on ATC, including stay-at-home practices, disposable income (which may be impacted by unemployment rates, fiscal stimulus and increased inflation), purchasing patterns and adoption of smoke-free products.
Impact on Wine Business Operations
•As the U.S Center for Disease Control and Prevention relaxed its COVID-19 guidelines and local government ordinances regarding consumer movement and business operations eased, Ste. Michelle restarted certain on-premise events, which resulted in higher on-premise sales compared to prior quarters.
Impact on ABI, JUUL and Cronos Investments
•ABI has been, and continues to be, impacted by the COVID-19 pandemic. However, ABI’s performance in the first half of 2021 improved meaningfully versus the same period in 2020, including top-line growth in the second quarter of 2021 ahead of second quarter of 2019 pre-pandemic levels. The extreme market disruption and volatility associated with the COVID-19 pandemic resulted in a steep decline in ABI’s stock price in the first half of 2020. While there has been significant recovery in ABI’s stock price since the first half of 2020, including renewed momentum in the second quarter of 2021, ABI’s stock price remains volatile as demonstrated by its recent decline in July 2021. The fair value of Altria’s investment in ABI continues to be below the carrying value. Altria believes that this decline is temporary and will continue to monitor its investment in ABI, including the impact of the COVID-19 pandemic on ABI’s business and market valuation.
•JUUL’s operations were negatively impacted in 2020 by the COVID-19 pandemic due to stay-at-home practices and government-mandated restrictions. While the impact was considered in Altria’s quantitative valuations conducted in connection with the preparation of its financial statements, Altria does not believe the COVID-19 pandemic was a primary driver of the non-cash pre-tax impairment charge recorded during 2020 or the changes in fair value recorded during 2020 and during the six and three months ended June 30, 2021. Altria will continue to monitor the impact of the COVID-19 pandemic on JUUL’s business in its quarterly valuations of JUUL.
•Cronos has been, and continues to be, impacted by the COVID-19 pandemic, due in part to government actions limiting access to retail stores in the U.S. and Canada. However, the continued rollout of vaccines in the United States and Canada has resulted in the removal of COVID-19 related restrictions in most of the United States and the gradual easing of COVID-19 restrictions in Canada at the end of the second quarter of 2021. Altria will continue to monitor its investment in Cronos, including the impact of the COVID-19 pandemic on Cronos’s business and market valuation.

Update on Wind-Down of Philip Morris Capital Corporation
As of June 30 2021, Altria’s net finance assets balance was $261 million, down $59 million since the end of 2020 due to rents received and asset sales in the first and second quarters of 2021. Altria expects to continue reducing its net finance assets balance in 2021 and expects to fully complete the PMCC wind-down by the end of 2022.

2021 Full-Year Guidance
Altria narrows its guidance for 2021 full-year adjusted diluted EPS to be in a range of $4.56 to $4.62, representing a growth rate of 4.5% to 6% from an adjusted diluted EPS base of $4.36 in 2020. This range includes the estimated impact of the recently announced Ste. Michelle Transaction, which is expected to close in the second half of 2021. While the 2021 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. Altria will continue to monitor conditions related to (i) the economy (including unemployment rates and the impact of increased inflation), (ii) fiscal stimulus, (iii) ATC dynamics, including stay-at-home practices, disposable income, purchasing patterns and adoption of smoke-free products, (iv) regulatory and legislative (including excise tax) developments, (v) the timing and extent of COVID-19 vaccine administration and the impact of COVID-19 variants and (vi) expectations for adjusted earnings contributions from its alcohol assets.
Altria’s 2021 full-year adjusted diluted EPS guidance range includes planned investments in support of its Vision, such as (i) marketplace investments to expand the availability and awareness of Altria’s smoke-free products, (ii) costs associated with building an industry-leading consumer engagement platform that enhances data collection and insights in support of ATC transition to smoke-free products and (iii) increased smoke-free product research and development expense. The full-year adjusted diluted EPS guidance range excludes the special items for the first six months of 2021 shown in Table 1 and the charge that Altria will record in the second half of 2021, which Altria does not expect to be material to its financial statements, related to the Ste. Michelle Transaction.
Altria continues to expect its 2021 full-year adjusted effective tax rate will be in a range of 24.5% to 25.5%.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related and disposition-related costs, COVID-19 special items, equity investment-related special items (including any changes in fair value of the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the 1998 Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS or its reported effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Second Quarter
•Net revenues increased 8.9% to $6.9 billion, primarily driven by higher net revenues in all reportable segments. Revenues net of excise taxes increased 10.9% to $5.6 billion.
•Reported diluted EPS increased 11.5% to $1.16, primarily driven by higher reported operating companies income (OCI), an increase in the estimated fair value of Altria’s investment in JUUL and lower net charges on ABI-related special items. These drivers were partially offset by unfavorable Cronos-related special items.
•Adjusted diluted EPS increased 12.8% to $1.23, primarily driven by higher adjusted OCI.
First Half
•Net revenues increased 1.9% to $13.0 billion, primarily driven by higher net revenues in all reportable segments. Revenues net of excise taxes increased 3.8% to $10.5 billion.
•Reported diluted EPS increased 2.7% to $1.93, primarily driven by higher reported OCI, favorable ABI-related special items and fewer shares outstanding. These drivers were partially offset by losses on early extinguishment of debt, higher net charges on Cronos-related special items, a decrease in the estimated fair value in Altria’s investment in JUUL and higher income taxes.
•Adjusted diluted EPS increased 5.5% to $2.30, primarily driven by higher adjusted OCI and fewer shares outstanding, partially offset by higher income taxes.

Table 1 - Altria’s Adjusted Results

	Second Quarter			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Reported diluted EPS	$1.16	$1.04	11.5%	$1.93	$1.88	2.7%
NPM Adjustment Items	—	—		(0.01)	—
Implementation and acquisition-related costs	—	—		0.02	0.16
Tobacco and health litigation items	—	0.01		0.02	0.02
JUUL changes in fair value	(0.05)	—		0.05	—
ABI-related special items	0.02	0.05		(0.04)	0.07
Cronos-related special items	0.10	(0.05)		0.06	—
Loss on early extinguishment of debt	—	—		0.27	—
COVID-19 special items	—	0.02		—	0.02
Tax items	—	0.02		—	0.03
Adjusted diluted EPS	$1.23	$1.09	12.8%	$2.30	$2.18	5.5%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
Implementation and Acquisition-Related Costs
•In the first half of 2021, Altria recorded pre-tax charges of $56 million (or $0.02 per share), primarily related to acquisition-related costs for the settlement of an arbitration related to the 2019 on! transaction.
•In the first half of 2020, Altria recorded pre-tax charges of $403 million (or $0.16 per share), due primarily to inventory-related charges recorded by Ste. Michelle consisting of $292 million for a wine inventory write-off and $100 million for estimated losses on future, non-cancelable grape purchase commitments (both recorded in the first quarter of 2020) that Ste. Michelle believed no longer had a future economic benefit.

Tobacco and Health Litigation Items
•In the first half of 2021, Altria recorded pre-tax charges of $43 million (or $0.02 per share) for tobacco and health litigation-related items and interest costs.
•In the first half of 2020, Altria recorded pre-tax charges of $42 million (or $0.02 per share) for tobacco and health litigation-related items and interest costs.
ABI-Related Special Items
•In the second quarter of 2021, equity earnings from ABI included net pre-tax charges of $39 million (or $0.02 per share), consisting primarily of charges associated with early bond terminations by ABI.
•In the first half of 2021, equity earnings from ABI included net pre-tax income of $89 million (or $0.04 per share), consisting primarily of ABI’s completion of the issuance of a minority stake in its U.S.-based metal container operations and net mark-to-market gains on certain ABI financial instruments associated with its share commitments, partially offset by charges associated with early bond terminations by ABI.
•In the second quarter of 2020, earnings from Altria’s equity investment in ABI included net pre-tax charges of $120 million (or $0.05 per share), consisting primarily of net mark-to-market losses on certain ABI financial instruments associated with its share commitments, partially offset by a gain resulting from ABI’s hedge on a portion of the expected proceeds from ABI’s sale of its Australia subsidiary.
•In the first half of 2020, earnings from Altria’s equity investment in ABI included net pre-tax charges of $176 million (or $0.07 per share), consisting primarily of net mark-to-market losses on certain ABI financial instruments associated with its share commitments, partially offset by a gain resulting from ABI’s hedge on a portion of the expected proceeds from ABI’s sale of its Australia subsidiary and an additional net gain related to ABI’s completion of its initial public offering of a minority stake of its Asia Pacific subsidiary.
The ABI-related special items above include Altria’s respective share of the amounts recorded by ABI and may also include additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to Altria’s investment required under the equity method of accounting.
COVID-19 Special Items
•In the second quarter of 2020, Altria recorded net pre-tax charges of $50 million (or $0.02 per share), directly related to costs for disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic. These pre-tax charges included premium pay, personal protective equipment and health screenings, partially offset by certain employment tax credits. The COVID-19 special items do not include the inventory-related implementation costs associated with the wine business strategic reset.
Cronos-Related Special Items
In the second quarter and first half of 2021, Altria recorded net pre-tax (income) expense consisting of the following:

	Second Quarter		Six Months Ended June 30,
($ in millions, except per share data)	2021	2020	2021	2020

(Gain) loss on Cronos-related financial instruments [1]	$103	$(40)	$(7)	$97
(Income) losses from equity investments [2]	78	(48)	118	(96)
Total Cronos-related special items - (income) expense	$181	$(88)	$111	$1
Earnings per share	$0.10	$(0.05)	$0.06	$—
1 The 2021 and 2020 amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections acquired in the Cronos transaction.
2 Amounts primarily include Altria’s share of Cronos’s non-cash change in the fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares.

JUUL Changes in Fair Value
•In the second quarter of 2021, Altria recorded a non-cash pre-tax unrealized gain of $100 million (or $0.05 per share) as a result of an increase in the estimated fair value of its investment in JUUL. A corresponding adjustment was made to the JUUL tax valuation allowance.
•In the first half of 2021, Altria recorded a non-cash pre-tax unrealized loss of $100 million (or $0.05 per share) as a result of a decrease in the estimated fair value of its investment in JUUL. A corresponding adjustment was made to the JUUL tax valuation allowance.
•As of June 30, 2021, the estimated fair value of Altria’s JUUL investment was $1.6 billion.
Loss on Early Extinguishment of Debt
•In the first half of 2021, Altria recorded pre-tax losses on early extinguishment of debt of $649 million (or $0.27 per share), which was recorded in the first quarter.
Tax Items
•In the second quarter and first half of 2020, Altria recorded income tax charges of $27 million (or $0.02 per share) and $51 million (or $0.03 per share), respectively, primarily related to a tax basis adjustment to its equity investment in ABI and adjustments as a result of amended returns and audit adjustments related to prior years.

SMOKEABLE PRODUCTS

Revenues and OCI
Second Quarter
•Net revenues increased 8.0%, primarily driven by higher pricing and higher shipment volume, partially offset by higher promotional investments. Revenues net of excise taxes increased 9.9%.
•Reported OCI increased 13.3%, primarily driven by higher pricing, higher shipment volume and 2020 COVID-19 special items, partially offset by higher promotional investments, higher resolution expenses and higher costs.
•Adjusted OCI increased 11.0%, primarily driven by higher pricing and higher shipment volume, partially offset by higher promotional investments, higher resolution expenses and higher costs. Adjusted OCI margins increased by 0.6 percentage points to 58.4%.
First Half
•Net revenues increased 0.8%, primarily driven by higher pricing, partially offset by lower shipment volume and higher promotional investments. Revenues net of excise taxes increased 2.7%.
•Reported OCI increased 6.8%, primarily driven by higher pricing, 2020 COVID-19 special items and 2021 NPM Adjustment Items, partially offset by lower shipment volume, higher promotional investments and higher resolution expenses.
•Adjusted OCI increased 5.3%, primarily driven by higher pricing, partially offset by lower shipment volume, higher promotional investments and higher resolution expenses. Adjusted OCI margins increased by 1.5 percentage points to 58.0%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net revenues	$6,050	$5,603	8.0%	$11,300	$11,209	0.8%
Excise taxes	(1,281)	(1,265)		(2,402)	(2,543)
Revenues net of excise taxes	$4,769	$4,338	9.9%	$8,898	$8,666	2.7%

Reported OCI	$2,776	$2,450	13.3%	$5,148	$4,820	6.8%
NPM Adjustment Items	—	—		(32)	—
Tobacco and health litigation items	8	17		43	39
COVID-19 special items	—	41		—	41
Adjusted OCI	$2,784	$2,508	11.0%	$5,159	$4,900	5.3%
Adjusted OCI margins [1]	58.4%	57.8%	0.6 pp	58.0%	56.5%	1.5 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Second Quarter
•Smokeable products segment reported domestic cigarette shipment volume increased 1.4%, primarily driven by trade inventory movements, partially offset by the industry’s rate of decline.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 4.5%.
•When adjusted for trade inventory movements, total estimated domestic cigarette industry volumes decreased by an estimated 5%.
•Reported cigar shipment volume increased 8.1%.
First Half
•Smokeable products segment reported domestic cigarette shipment volume decreased 5.3%, primarily driven by the industry’s rate of decline, calendar differences and other factors.

•When adjusted for calendar differences, trade inventory movements and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 4%.
•When adjusted for calendar differences, trade inventory movements and other factors, total estimated domestic cigarette industry volumes decreased by an estimated 4%.
•Reported cigar shipment volume increased 9.6%.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Cigarettes:
Marlboro	22,339	21,790	2.5%	41,754	43,632	(4.3)%
Other premium	1,157	1,128	2.6%	2,138	2,265	(5.6)%
Discount	1,810	2,030	(10.8)%	3,428	4,075	(15.9)%
Total cigarettes	25,306	24,948	1.4%	47,320	49,972	(5.3)%

Cigars:
Black & Mild	453	419	8.1%	932	849	9.8%
Other	3	3	—%	4	5	(20.0)%
Total cigars	456	422	8.1%	936	854	9.6%

Total smokeable products	25,762	25,370	1.5%	48,256	50,826	(5.1)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
Second Quarter
•Marlboro retail share of the total cigarette category increased 0.5 share points to 43.2%. Sequentially, Marlboro retail share of the total cigarette category increased 0.1 share point.
•The industry retail share for the discount cigarette segment increased 0.1 share point to 25.0%. Sequentially, it decreased 0.3 share points.
First Half
•Marlboro retail share of the total cigarette category increased 0.5 share points to 43.2%.
•The industry retail share for the discount cigarette segment remained unchanged at 25.1%.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2021	2020	Percentage point change	2021	2020	Percentage point change
Cigarettes:
Marlboro	43.2%	42.7%	0.5	43.2%	42.7%	0.5
Other premium	2.3	2.3	—	2.3	2.3	—
Discount	3.5	3.9	(0.4)	3.5	4.0	(0.5)
Total cigarettes	49.0%	48.9%	0.1	49.0%	49.0%	—
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Second Quarter
•Net revenues increased 5.0%, primarily driven by higher pricing, partially offset by higher promotional investments in on!. Revenues net of excise taxes increased 5.1%.
•Reported OCI increased 5.6%, primarily driven by higher pricing, partially offset by higher promotional investments in on!.
•Adjusted OCI increased 3.5%, primarily driven by higher pricing, partially offset by higher promotional investments in on! and higher costs. Adjusted OCI margins declined by 1.1 percentage points to 71.7%, due to changes in shipment volume mix between the segment’s moist smokeless tobacco (MST) and oral nicotine pouch products.
First Half
•Net revenues increased 4.6%, primarily driven by higher pricing, partially offset by higher promotional investments in on!. Revenues net of excise taxes increased 4.8%.
•Reported OCI was essentially unchanged as higher pricing was mostly offset by higher costs (including acquisition-related costs) and higher promotional investments in on!.
•Adjusted OCI increased 3.3%, primarily driven by higher pricing, partially offset by higher promotional investments in on!, higher costs and unfavorable shipment volume mix. Adjusted OCI margins declined by 1.0 percentage points to 71.9%, due to changes in shipment volume mix between the segment’s MST and oral nicotine pouch products.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net revenues	$693	$660	5.0%	$1,319	$1,261	4.6%
Excise taxes	(35)	(34)		(66)	(65)
Revenues net of excise taxes	$658	$626	5.1%	$1,253	$1,196	4.8%

Reported OCI	$472	$447	5.6%	$864	$861	0.3%
Acquisition-related costs	—	—		37	2
COVID-19 special items	—	9		—	9
Adjusted OCI	$472	$456	3.5%	$901	$872	3.3%
Adjusted OCI margins [1]	71.7%	72.8%	(1.1) pp	71.9%	72.9%	(1.0) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Second Quarter
•Oral tobacco products segment reported domestic shipment volume increased 1.8%, primarily driven by the growth of oral nicotine pouches, trade inventory movements, calendar differences and other factors, partially offset by retail share losses (primarily due to the growth of oral nicotine pouches). When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume increased by an estimated 1%.
First Half
•Oral tobacco products segment reported domestic shipment volume increased 1.2%, primarily driven by the growth of oral nicotine pouches and trade inventory movements, partially offset by retail share losses (primarily due to the growth of oral nicotine pouches), calendar differences and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume increased by an estimated 0.5%.

•Total oral tobacco industry volume increased by an estimated 5% over the past six months, driven by growth in oral nicotine pouches.

Table 6 - Oral Tobacco Products: Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Copenhagen	134.1	138.9	(3.5)%	257.0	263.9	(2.6)%
Skoal	52.3	53.6	(2.4)%	100.5	104.9	(4.2)%
Other (includes Red Seal and on!)	31.2	21.3	46.5%	58.0	41.7	39.1%
Total oral tobacco products	217.6	213.8	1.8%	415.5	410.5	1.2%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share & Brand Activity
Second Quarter
•Oral tobacco products segment retail share was 47.8% and Copenhagen continued to be the leading oral tobacco brand with a retail share of 29.9%. Share losses in the oral tobacco products segment, including Copenhagen, were due to the growth of oral nicotine pouches.
First Half
•Oral tobacco products segment retail share was 48.0% and Copenhagen retail share was 30.0%. Share losses in the oral tobacco products segment, including Copenhagen, were due to the growth of oral nicotine pouches.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2021	2020	Percentage point change	2021	2020	Percentage point change
Copenhagen	29.9%	32.0%	(2.1)	30.0%	32.2%	(2.2)
Skoal	12.8	14.2	(1.4)	12.9	14.3	(1.4)
Other (includes Red Seal and on!)	5.1	3.8	1.3	5.1	3.7	1.4
Total oral tobacco products	47.8%	50.0%	(2.2)	48.0%	50.2%	(2.2)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume
Second Quarter
•Net revenues increased 27.5%, primarily driven by higher shipment volume and improved mix.
•Reported OCI increased +100.0% to $27 million, primarily driven by higher shipment volume and improved mix.
•Adjusted OCI increased 80% to $27 million, primarily driven by higher shipment volume and improved mix.
•Reported wine shipment volume increased 17.9% to approximately 1.9 million cases.
First Half
•Net revenues increased 14.4%, primarily driven by higher shipment volume, improved mix and higher pricing.
•Reported OCI increased +100.0% to $45 million, primarily driven by 2020 inventory-related charges (included in implementation costs in Table 8 below).
•Adjusted OCI increased 64.3% to $46 million, primarily driven by higher shipment volume, higher pricing and improved mix.
•Reported wine shipment volume increased 9.5% to approximately 3.6 million cases.

Table 8 - Wine: Revenues and OCI (Loss) ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net revenues	$167	$131	27.5%	$317	$277	14.4%
Excise taxes	(5)	(5)		(9)	(9)
Revenues net of excise taxes	$162	$126	28.6%	$308	$268	14.9%

Reported OCI (Loss)	$27	$13	100.0%+	$45	$(366)	100.0%+
Implementation costs	—	2		1	394
Adjusted OCI	$27	$15	80.0%	$46	$28	64.3%
Adjusted OCI margins [1]	16.7%	11.9%	4.8 pp	14.9%	10.4%	4.5 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria has a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Altria’s Vision through 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). Altria is Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, Altria’s businesses and society.
Altria’s wholly owned subsidiaries include the most profitable tobacco companies in their categories: Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC) and John Middleton Co. (Middleton). Altria’s smoke-free portfolio includes Helix Innovations LLC (Helix), the maker of on! oral nicotine pouches, exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).
Altria also owns Ste. Michelle Wine Estates (Ste. Michelle) and equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori® and Champagne Nicolas Feuillatte™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2021 Full-Year Guidance.” Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in ABI and Cronos and reports its share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect Altria’s cash flows. In the fourth quarter of 2020, Altria elected to account for its investment in JUUL under the fair value option. Prior to this date, Altria accounted for its investment in JUUL as an investment in an equity security.
Altria’s reportable segments are smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton; oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix; and wine, produced and/or distributed by Ste. Michelle. Results for innovative tobacco products and Philip Morris Capital Corporation (PMCC) are included in “All Other.”Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2020. These factors include the following:
•unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ or our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;
•government (including the U.S. Food and Drug Administration (FDA)) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;
•tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult consumer purchases as a result of federal, state and local excise tax increases;
•unfavorable outcomes of any government investigations of Altria, our subsidiaries or investees;
•a successful challenge to our tax positions or an increase to the corporate income tax rate;
•the risks related to our and our investees’ international business operations, including failure to prevent violations of various U.S. and foreign laws and regulations such as foreign privacy laws and laws prohibiting bribery and corruption;
•the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our financial performance and financial condition and on our subsidiaries’ and investees’ ability to continue manufacturing and distributing products, and the impact of health epidemics and pandemics on general economic conditions (including any resulting recession or other economic crisis) and, in turn, adult consumer purchasing behavior, which may be further impacted by any changes in government stimulus or unemployment payments;
•the failure of our tobacco and wine subsidiaries and our investees to compete effectively in their respective markets;
•the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and sales volume;
•our tobacco and wine subsidiaries’ and our investees’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;
•changes, including in economic conditions (due to the COVID-19 pandemic or otherwise), that result in adult consumers choosing lower-priced brands, including discount brands;
•the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to adult tobacco consumers;
•significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of the COVID-19 pandemic;
•the risks related to the reliance by our tobacco and wine subsidiaries on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers, and the risk of an extended disruption at a facility of, or of service by, a supplier, distributor or distribution chain service provider of our tobacco or wine subsidiaries or investees, including as a result of the COVID-19 pandemic;
•required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;
•the failure of our information systems or service providers’ information systems to function as intended, or cyber-attacks or security breaches;

•our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage, tobacco control actions; and other factors;
•impairment losses as a result of the write down of intangible assets, including goodwill;
•the risks related to Ste. Michelle’s wine business, including competition, unfavorable changes in grape supply, and changes in adult consumer preferences that have resulted and may continue to result in increased inventory levels and inventory write offs, and governmental regulations;
•the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
•our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
•our inability to consummate the sale of Ste. Michelle as expected (including uncertainties related to Sycamore Partners’ ability to obtain the necessary financing to consummate the Ste. Michelle Transaction); the risks that one or more of the conditions to the consummation of the Ste. Michelle Transaction may not be satisfied; the risks that regulatory approvals required for the Ste. Michelle Transaction may not be obtained in a timely manner, if at all; and our inability to meet expectations regarding the timing, completion and other matters relating to the Ste. Michelle Transaction, including its expected benefits;
•the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates, which may adversely affect our earnings or dividend rate or both;
•our inability to attract and retain investors due to the impact of decreasing social acceptance of tobacco usage or unfavorable ESG ratings;
•the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions including divestiture of the investment or rescission of the transaction;
•the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, competitive, compliance, legislative and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investment in Cronos and changes in the fair value of our investment in JUUL;
•the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;
•the adverse effects of risks encountered by ABI in its business, including effects of the COVID-19 pandemic, foreign currency exchange rates and the impact of movements in ABI’s stock price on our equity investment in ABI, including on our reported earnings from and carrying value of our investment in ABI, which could result in impairment of our investment, and the dividends paid by ABI on the shares we own;
•the risks related to our inability to transfer our equity securities in ABI until October 10, 2021, and, if our ownership percentage decreases below certain levels, the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors, and our potential inability to use the equity method of accounting for our investment in ABI;
•the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller business combination and the tax treatment of our equity investment; and
•the risks, including criminal, civil or tax liability for Altria, related to Altria’s or Cronos’s failure to comply with applicable laws, including cannabis laws.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2021	2020	% Change

Net revenues	$6,936	$6,367	8.9%
Cost of sales [1]	1,882	1,775
Excise taxes on products [1]	1,322	1,305
Gross profit	3,732	3,287	13.5%
Marketing, administration and research costs	469	428
Operating companies income	3,263	2,859	14.1%
Amortization of intangibles	18	18
General corporate expenses	59	45
Operating income	3,186	2,796	13.9%
Interest and other debt expense, net	295	308
Net periodic benefit income, excluding service cost	(46)	(28)
(Income) losses from equity investments [1]	(75)	(9)
(Gain) loss on Cronos-related financial instruments	103	(40)
Earnings before income taxes	2,909	2,565
Provision for income taxes	759	627
Net earnings	2,150	1,938	10.9%
Net (earnings) losses attributable to noncontrolling interests	(1)	5
Net earnings attributable to Altria	$2,149	$1,943	10.6%

Per share data:
Diluted earnings per share attributable to Altria	$1.16	$1.04	11.5%

Weighted-average diluted shares outstanding	1,849	1,859	(0.5)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from equity investments is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$6,050	$693	$167	$26	$6,936
2020	5,603	660	131	(27)	6,367
% Change	8.0%	5.0%	27.5%	100%+	8.9%

Reconciliation:
For the quarter ended June 30, 2020	$5,603	$660	$131	$(27)	$6,367
Operations	447	33	36	53	569
For the quarter ended June 30, 2021	$6,050	$693	$167	$26	$6,936

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$2,776	$472	$27	$(12)	$3,263
2020	2,450	447	13	(51)	2,859
% Change	13.3%	5.6%	100%+	76.5%	14.1%

Reconciliation:
For the quarter ended June 30, 2020	$2,450	$447	$13	$(51)	$2,859

Implementation costs - 2020	—	—	2	—	2
Tobacco and health litigation items - 2020	17	—	—	—	17
COVID-19 special items - 2020	41	9	—	—	50
	58	9	2	—	69

Tobacco and health litigation items - 2021	(8)	—	—	—	(8)
	(8)	—	—	—	(8)
Operations	276	16	12	39	343
For the quarter ended June 30, 2021	$2,776	$472	$27	$(12)	$3,263

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2021	2020	% Change

Net revenues	$12,972	$12,726	1.9%
Cost of sales [1]	3,490	3,948
Excise taxes on products [1]	2,478	2,618
Gross profit	7,004	6,160	13.7%
Marketing, administration and research costs	973	901
Operating companies income	6,031	5,259	14.7%
Amortization of intangibles	35	37
General corporate expenses	120	90
Operating income	5,876	5,132	14.5%
Interest and other debt expense, net	603	583
Loss on early extinguishment of debt	649	—
Net periodic benefit income, excluding service cost	(89)	(55)
(Income) losses from equity investments [1]	(126)	(166)
(Gain) loss on Cronos-related financial instruments	(7)	97
Earnings before income taxes	4,846	4,673	3.7%
Provision for income taxes	1,275	1,185
Net earnings	3,571	3,488	2.4%
Net (earnings) losses attributable to noncontrolling interests	2	7
Net earnings attributable to Altria	$3,573	$3,495	2.2%

Per share data[2]:
Diluted earnings per share attributable to Altria	$1.93	$1.88	2.7%

Weighted-average diluted shares outstanding	1,853	1,859	(0.3)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and income (losses) from equity investments is shown in Schedule 5.

[2] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$11,300	$1,319	$317	$36	$12,972
2020	11,209	1,261	277	(21)	12,726
% Change	0.8%	4.6%	14.4%	100.0%+	1.9%

Reconciliation:
For the six months ended June 30, 2020	$11,209	$1,261	$277	$(21)	$12,726
Operations	91	58	40	57	246
For the six months ended June 30, 2021	$11,300	$1,319	$317	$36	$12,972

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$5,148	$864	$45	$(26)	$6,031
2020	4,820	861	(366)	(56)	5,259
% Change	6.8%	0.3%	100.0%+	53.6%	14.7%

Reconciliation:
For the six months ended June 30, 2020	$4,820	$861	$(366)	$(56)	$5,259

Implementation and acquisition-related costs - 2020	—	2	394	—	396
Tobacco and health litigation items - 2020	39	—	—	—	39
COVID-19 special items - 2020	41	9	—	—	50
	80	11	394	—	485

NPM Adjustment Items - 2021	32	—	—	—	32
Implementation and acquisition-related costs - 2021	—	(37)	(1)	—	(38)
Tobacco and health litigation items - 2021	(43)	—	—	—	(43)
	(11)	(37)	(1)	—	(49)
Operations	259	29	18	30	336
For the six months ended June 30, 2021	$5,148	$864	$45	$(26)	$6,031

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,281	$1,265	$2,402	$2,543
Oral tobacco products	35	34	66	65
Wine	5	5	9	9
All other	1	1	1	1
	$1,322	$1,305	$2,478	$2,618

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,126	$1,050	$2,067	$2,123
Oral tobacco products	3	3	5	5
All other	1	—	1	—
	$1,130	$1,053	$2,073	$2,128

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$69	$69	$137	$140
Oral tobacco products	1	1	2	2
	$70	$70	$139	$142

The detail of (income) losses from equity investments is as follows:

ABI	$(74)	$22	$(392)	$(112)
Cronos	99	(31)	166	(54)
JUUL	(100)	—	100	—
	$(75)	$(9)	$(126)	$(166)

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2021 Net Earnings	$2,149	$1.16
2020 Net Earnings	$1,943	$1.04
% Change	10.6%	11.5%

Reconciliation:
2020 Net Earnings	$1,943	$1.04

2020 Implementation and acquisition-related costs	6	—
2020 Tobacco and health litigation items	13	0.01
2020 ABI-related special items	95	0.05
2020 Cronos-related special items	(94)	(0.05)
2020 COVID-19 special items	37	0.02
2020 Tax items	27	0.02
Subtotal 2020 special items	84	0.05

2021 Implementation and acquisition-related costs	(6)	—
2021 Tobacco and health litigation items	(7)	—
2021 JUUL changes in fair value	100	0.05
2021 ABI-related special items	(29)	(0.02)
2021 Cronos-related special items	(186)	(0.10)
2021 Tax items	(9)	—
Subtotal 2021 special items	(137)	(0.07)

Change in tax rate	(17)	(0.01)
Operations	276	0.15
2021 Net Earnings	$2,149	$1.16

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2021 Reported	$2,909	$759	$2,150	$2,149	$1.16
Implementation and acquisition-related costs	8	2	6	6	—
Tobacco and health litigation items	8	1	7	7	—
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
ABI-related special items	39	10	29	29	0.02
Cronos-related special items	181	(5)	186	186	0.10
Tax items	—	(9)	9	9	—
2021 Adjusted for Special Items	$3,045	$758	$2,287	$2,286	$1.23

2020 Reported	$2,565	$627	$1,938	$1,943	$1.04
Implementation and acquisition-related costs	8	2	6	6	—
Tobacco and health litigation items	18	5	13	13	0.01
ABI-related special items	120	25	95	95	0.05
Cronos-related special items	(88)	6	(94)	(94)	(0.05)
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(27)	27	27	0.02
2020 Adjusted for Special Items	$2,673	$651	$2,022	$2,027	$1.09

2021 Reported Net Earnings				$2,149	$1.16
2020 Reported Net Earnings				$1,943	$1.04
% Change				10.6%	11.5%

2021 Net Earnings Adjusted for Special Items				$2,286	$1.23
2020 Net Earnings Adjusted for Special Items				$2,027	$1.09
% Change				12.8%	12.8%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2021 Net Earnings	$3,573	$1.93
2020 Net Earnings	$3,495	$1.88
% Change	2.2%	2.7%

Reconciliation:
2020 Net Earnings	$3,495	$1.88

2020 Implementation and acquisition-related costs	306	0.16
2020 Tobacco and health litigation items	32	0.02
2020 ABI-related special items	139	0.07
2020 Cronos-related special items	1	—
2020 COVID-19 special items	37	0.02
2020 Tax items	51	0.03
Subtotal 2020 special items	566	0.30

2021 NPM Adjustment Items	24	0.01
2021 Implementation and acquisition-related costs	(43)	(0.02)
2021 Tobacco and health litigation items	(33)	(0.02)
2021 JUUL changes in fair value	(100)	(0.05)
2021 ABI-related special items	71	0.04
2021 Cronos-related special items	(116)	(0.06)
2021 Loss on early extinguishment of debt	(496)	(0.27)
2021 Tax items	(3)	—
Subtotal 2021 special items	(696)	(0.37)

Fewer shares outstanding	—	0.01
Change in tax rate	(44)	(0.02)
Operations	252	0.13
2021 Net Earnings	$3,573	$1.93

[1] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS[1]
2021 Reported	$4,846	$1,275	$3,571	$3,573	$1.93
NPM Adjustment Items	(32)	(8)	(24)	(24)	(0.01)
Implementation and acquisition-related costs	56	13	43	43	0.02
Tobacco and health litigation items	43	10	33	33	0.02
JUUL changes in fair value	100	—	100	100	0.05
ABI-related special items	(89)	(18)	(71)	(71)	(0.04)
Cronos-related special items	111	(5)	116	116	0.06
Loss on early extinguishment of debt	649	153	496	496	0.27
Tax items	—	(3)	3	3	—
2021 Adjusted for Special Items	$5,684	$1,417	$4,267	$4,269	$2.30

2020 Reported	$4,673	$1,185	$3,488	$3,495	$1.88
Implementation and acquisition-related costs	403	97	306	306	0.16
Tobacco and health litigation items	42	10	32	32	0.02
ABI-related special items	176	37	139	139	0.07
Cronos-related special items	1	—	1	1	—
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(51)	51	51	0.03
2020 Adjusted for Special Items	$5,345	$1,291	$4,054	$4,061	$2.18

2021 Reported Net Earnings				$3,573	$1.93
2020 Reported Net Earnings				$3,495	$1.88
% Change				2.2%	2.7%

2021 Net Earnings Adjusted for Special Items				$4,269	$2.30
2020 Net Earnings Adjusted for Special Items				$4,061	$2.18
% Change				5.1%	5.5%

[1] Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2020
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2020 Reported	$6,890	$2,436	$4,454	$4,467	$2.40
NPM Adjustment Items	4	1	3	3	—
Asset impairment, exit, implementation and acquisition-related costs	431	89	342	342	0.18
Tobacco and health litigation items	83	21	62	62	0.03
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
Impairment in JUUL equity securities	2,600	—	2,600	2,600	1.40
ABI-related special items	763	160	603	603	0.32
Cronos-related special items	51	(2)	53	53	0.03
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(50)	50	50	0.03
2020 Adjusted for Special Items	$10,772	$2,668	$8,104	$8,117	$4.36

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$1,877	$4,945
Inventories	1,794	1,966
Other current assets	513	206
Property, plant and equipment, net	1,933	2,012
Goodwill and other intangible assets, net	17,757	17,792
Investments in equity securities	19,831	19,529
Other long-term assets	683	964
Total assets	$44,388	$47,414

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$1,500
Accrued settlement charges	1,980	3,564
Other current liabilities	3,803	3,999
Long-term debt	28,241	27,971
Deferred income taxes	4,779	4,532
Accrued pension costs	413	551
Accrued postretirement health care costs	1,515	1,951
Other long-term liabilities	357	381
Total liabilities	41,088	44,449
Redeemable noncontrolling interest	41	40
Total stockholders’ equity	3,259	2,925
Total liabilities and stockholders’ equity	$44,388	$47,414

Total debt	$28,241	$29,471

						Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt expense, net	(Income) losses from equity investments	(Gain) loss on Cronos-related financial instruments
2021 Special Items - (Income) Expense
Implementation and acquisition-related costs	—	—	8	—	—	—
Tobacco and health litigation items	—	8	—	—	—	—
JUUL changes in fair value	—	—	—	—	(100)	—
ABI-related special items	—	—	—	—	39	—
Cronos-related special items	—	—	—	—	78	103

2020 Special Items - (Income) Expense
Implementation and acquisition-related costs	$2	$—	$6	$—	$—	$—
Tobacco and health litigation items	—	17	—	1	—	—
ABI-related special items	—	—	—	—	120	—
Cronos-related special items	—	—	—	—	(48)	(40)
COVID-19 special items	50	—	—	—	—	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

							Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt expense, net	Loss on early extinguishment of debt	(Income) losses from equity investments	(Gain) loss on Cronos-related financial instruments
2021 Special Items - (Income) Expense
NPM Adjustment Items	$(32)	$—	$—	$—	$—	$—	$—
Implementation and acquisition-related costs	1	37	18	—	—	—	—
Tobacco and health litigation items	—	43	—	—	—	—	—
JUUL changes in fair value	—	—	—	—	—	100	—
ABI-related special items	—	—	—	—	—	(89)	—
Cronos-related special items	—	—	—	—	—	118	(7)
Loss on early extinguishment of debt	—	—	—	—	649	—	—

2020 Special Items - (Income) Expense
Implementation and acquisition-related costs	$394	$2	$7	$—	$—	$—	$—
Tobacco and health litigation items	—	39	—	3	—	—	—
ABI-related special items	—	—	—	—	—	176	—
Cronos-related special items	—	—	—	—	—	(96)	97
COVID-19 special items	50	—	—	—	—	—	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.